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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Fidelity National Financial, Inc.

     We consent to incorporation by reference in the Registration Statements (Nos. 33-32853, 33-15027, 33-34300, 33-45709, 33-45272, 33-15008, 33-56514,
33-64834, 33-64836, 33-83026 and 33-61983) on Form S-8 of Fidelity National
Financial, Inc. of our report dated February 26, 1996, relating to the Consolidated Balance Sheets of Fidelity National Financial, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related Consolidated Statements of Earnings, Stockholders' Equity and Cash Flows and related schedules for each of the years in the three-year period ended December 31, 1995 which report appears in the December 31, 1995 Annual Report on Form 10-K of Fidelity National Financial, Inc.

                                          KPMG PEAT MARWICK LLP

Orange County, California
April 3, 1996